Exhibit 2.35

THIS NOTE AND THE SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE PURSUANT HERETO MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT.

THIS TEN PERCENT (10%) CONVERTIBLE PROMISSORY NOTE IS ISSUED IN EXCHANGE FOR A PORTION OF THAT CERTAIN CONVERTIBLE PROMISSORY NOTE ISSUED TO OPPENHEIM & CO. LIMITED. FOR PURPOSES OF RULE 144, THIS NOTE SHALL BE DEEMED TO HAVE BEEN ISSUED ON AUGUST 1, 2014. FURTHER THIS NOTE IS ONLY A $1,215,000.00 PORTION OF THE ORIGINAL NOTE ISSUED TO OPPENHEIM & CO. LIMITED ON AUGUST 1, 2014. THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION.

PARTIAL REPLACEMENT NOTE - ORIGINALLY ISSUED ON AUGUST 1, 2014 NEWLEAD HOLDINGS LTD.

10% Unsecured Convertible Note (the "Note") Due August 1, 2016

US$ 1,215,000.00

May 26, 2015

Piraeus, Greece

NEWLEAD HOLDINGS LTD., a company organized under the laws of Bermuda (the "Company"), for value received, hereby promises to pay to LABROY SHIPTRADE LIMITED, of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, or registered assigns (the "Holder"), the principal amount of US$ 1,215,000 (United States Dollars one million two hundred fifteen thousand) (the "Principal") on August 1, 2016, (the "Maturity Date"), together with interest of US$ 99,197.26 (United States Dollars ninety nine thousand one hundred ninety seven and twenty six cents) accrued until the closing of May 25, 2015, and any other interest to be accrued from the date hereof on the unpaid Principal balance at a rate equal to ten percent (10%) per annum, computed daily and on the basis of the actual number of days elapsed and a year of 365 days (hereinafter the "Interest"). Any accrued and unpaid interest on the Note shall be due and payable on the Maturity Date.

This Note has been assigned to the Holder by Oppenheim & Co. Limited of 3rd Floor, NatWest House, Le Truchot, St. Peter Port, Guernsey, GY1 1WD, Channel Islands (hereinafter "OppCo"), as per relevant Notice of Assignment dated May 19, 2015.

1.                   Payments.

(a)     (i) Anytime and upon demand of the Holder, the Company shall pay the Principal, the accrued interest or any other amount thereof including any True up amounts by issuance of its common shares (the "Common Stock"), at the Stock Price (as defined below.

(ii) Nonwithstanding anything to the contrary herein any amount of the Note, including the Principal and any accrued interest thereon and any True up Amount or any other amount thereof, remaining unpaid on the Maturity Date shall become due and payable in cash by the Company without any other notice or demand of any kind or any presentment or protest by the Holder.

Stock Price. The number of shares of Common Stock shall be determined by dividing (i) the amount payable by, (ii) the Closing Price, as adjusted for any stock splits or stock dividends (the "Stock Price"). "Closing Price" means the closing price the trading date immediately prior to (but not including) the date of issuance of the shares, provided the Common Stock is then listed or quoted on the NASDAQ, OTC Bulletin Board or any other national securities exchange, market or trading or quotation facility (a "Trading Market").

                      (ii) From the date of execution of the Note and for a period of 5 years after the execution date of this Note (the "Measurement Dates"), at the date when either, (a) all Common Stock being issued to the Holder under l(a)(i) above, and/ or (b) all Common Stock being issued to the Holder under any True up Amounts (as defined herein below), are sold in full and the Holder is entitled to additional True up Amounts, the Company may elect to pay the additional True up Amounts by either (i) wire transfer of immediately available funds to an account designated in writing by the Holder, or (ii) issuance by the Company of its Common Stock at the Stock Price determined as of such date, or (iii) any combination thereof, at the sole option of the Company. The Holder will be entitled for as many additional True up Amounts are required to collect in total the Principal and any accrued interest in cash either by the sale of Common Stock or by cash receipts by the Company. Six (6) months prior the lapse of the five (5) year period the Holder is entitled to request for an extension of the true-up period for an additional three (3) years by providing a written notice to the Company.

True up Amounts. The True up Amounts are equal to the Principal less the Market Value (as defined below) of the shares issued or the cash paid as part of any payments prior to such calculation date. The Company shall pay the True up Amounts no later than fifteen (15) days after the Measurement Dates.

Market Value. Market Value with respect to the shares issued as part of the P1incipal and/ or any accrued interest and/ or any amount thereof, means the aggregate gross proceeds received by the Holder from one or more sales, as evidenced by brokerage statements for such sales; provided, however, that if the sale price is not reasonably related to the trading price on the sale date, such sale shall be deemed to have occurred at the highest price at which shares of Common Stock were traded on such date of sale.

(b)     Termination of Rights under this Note. Immediately upon the payment of the Principal together with its accrued interest and/ or any applicable True up Amount due under this Note, this Note shall no longer be deemed outstanding and all rights with respect to this Note shall immediately cease and terminate.

(c)     Taxes or other Issuance Charges. The issuance of any shares of Common Stock in payment of this Note, and the delivery of certificates or other instruments representing the same, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate or instrument in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate or instrument unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(d)     Holder Not a Stockholder. The Holder shall not have, solely on account of such status as a holder of this Note, any rights of a stockholder of the Company, either at law or in equity, or any right to any notice of meetings of stockholders or of any other proceedings of the Company until such time as this Note has been paid in shares of Common Stock pursuant to Section 1 (a), at which time the Holder shall be deemed to be the holder of record of Common Stock that has been issued, as applicable, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such shares of Common Stock shall not then have been actually delivered to the Holder.

(e)     Fractional Shares. No fractional shares of Common Stock shall be issued when paying this Note. In lieu thereof, the shares of Common Stock otherwise issuable shall be rounded up to the nearest whole share of Common Stock.

(f)      Company Reserve. The Company shall at its discretion reserve but always keep available out of its authorized but unissued shares of capital stock, solely for the purpose of effecting the conversion of the Note, such number of Common Stock as shall from time to time be sufficient to effect the conversion of this Note and if at any time the number of authorized but unissued Common shares shall not be sufficient to effect the conversion of the Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

2.     Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded or quoted, in no event shall the Company issue upon conversion of or otherwise pursuant to this Note and the other Notes issued pursuant to the Exchange Agreement more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the "Maximum Share Amount"), which shall be 4.99% of the total shares outstanding on the Closing Date, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof.

3.     Obligation of the Holder to Sell. The Holder agrees and warrants that it shall sell up to twenty percent (20%) of the Monthly Dollar Volume (as defined herebelow) of the Company's Common Stock per month. "Monthly Dollar Volume" means a dollar amount of the Company's Common Stock which is traded or quoted in the US public markets in the relevant month in which it is calculated (not including the amount of any shares of the Company's Common Stock traded by the Holder).

4.      Mortgage. In consideration of the payment of the Note a Fourth Preferred Liberian Mortgage m.v. "NEWLEAD CASTELLANO" will be issued between NEWLEAD CASTELLANO LTD and the Holder (the "Mortgage"), pursuant to which "Events of Default" shall mean any events or circumstances set out in the relevant clause of the Note.

5.     Assignability. Assignability. Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Holder may assign or transfer this Note to any transferee or have the shares that it converts under this Note sent to any third party. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note registered as the Holder may request and tire Company may accept, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

6.     Ranking. The Company, for itself, its successors and assigns, covenants and agrees, that the payment of the Principal of this Note is senior in right of payment to the payment of all future Junior Debt (as defined below). "Junior Debt ' shall mean all future Indebtedness (as defined below), incurred after the date hereof. "Indebtedness" shall mean any liability of the Company for borrowed money, evidenced by a note, debenture, bond or other instrument of indebtedness (including, without limitation, a purchase money obligation), including any given in connection with the acquisition of property, assets or service.

(a)     Until the payment in full of the Principal of this Note, and all other amounts owing under this Note, no payment may be made with respect to the Principal of or other amounts owing with respect to any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition thereof, provided that the Company may pay scheduled interest thereon so long as no Event of Default shall have occurred and be continuing.

(b)     Upon any payment or distribution of the assets of the Company to creditors upon dissolution, total or partial liquidation or reorganization of, or similar proceeding, the Holder of the Note will be entitled to receive payment in full before any holder of Junior Debt is entitled to receive any payment.

7.     Events of Default. The entire unpaid Principal of this Note and any True up Amounts and accrued interest or any other amounts due under the Note shall become and be immediately due and payable in cash, in either case without any other notice or demand of any kind or any presentment or protest, if any one of the following events occurs and be continuing at the time of such demand (each such event, an "Event of Default"):

(a)     The Company's failure to pay any portion of the Principal as provided in Section 1 hereof; or

                            (b)      (i) The commencement by the Company, or any subsidiary, of a voluntary case under 11 U.S.C. Section 101 et. seq. (the "Bankruptcy Code") or any foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the consent by the Company, or any subsidiary, to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case, under any such law, or (iii) the consent by the Company, to the appointment of, or the taking of possession by, a receiver, trustee or other custodian for all or a substantial part of the Company's properties, or (iv) the making by the Company, of any assignment for the benefit of creditors, or (v) the discontinuance of business, dissolution, winding up, liquidation or cessation of existence by or of the Company; or

(c)     (i) The entry by a court of competent jurisdiction a decree or order for relief with respect to the Company, or any subsidiary, in an involuntary case under the Bankruptcy Code or any applicable foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or dismissed within 60 days of the entry thereof, or (ii) the entry by a court of a decree or order for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other person having similar powers over the Company or over all or a substantial part of its properties;

                         or

(d)     The Company agrees that if it fails to timely make any payment due under this Note or upon the happening of any Event of Default, and fails to remedy the situation within a three (3) day grace period, the outstanding Principal, together with all other expenses, including, reasonable attorneys' fees, shall immediately become due and payable at the option of the Holder. For purposes hereof, attorneys' fees shall include, without limitation, fees and disbursements for legal services incurred by the holder hereof in collecting or enforcing payment hereof whether or not suit is brought, and if suit is brought, then through all appellate actions. From and after any Event of Default, the interest rate of this Note shall be the highest rate permitted under applicable law.

(e)     Beginning 15 days after the Issuance Date, the failure of any of the DWAC Eligible Conditions to be satisfied at any time thereafter during which the Company has obligations under this Note or the Company loses its status as "DTC Eligible"; or the Company's shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or the Company shall become delinquent in its filing requirements as a fully reporting issuer registered with the SEC; or (x) the Company shall fail to meet all requirements to satisfy the availability of Rule 144 to the Holder or its assigns including but not limited to timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website

(f)     Withdrawal from registration of the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act”), either voluntary or involuntary;

                            8.      Miscellaneous.

(a)     The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party. Assignment of all or any portion of this Note in violation of this Section shall be null and void. Nothing in this Note, expressed or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(b)     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered as follows:

                 If to the Company:

                                    NEWLEAD HOLDINGS LTD.

                                    83 Akti Miaouli & Flessa Street

                185 38 Piraeus, Greece

                 Attn: MICHAIL S. ZOLOTAS, Chief Executive Officer

                                       If to the Holder:

                 LABROY SHIPTRADE LIMITED

                 [•]

 (c)     Upon receipt of evidence satisfactory to the Company, of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), including an affidavit of the Holder thereof that this Note has been lost, stolen, destroyed or mutilated, together with an indemnity against any claim that may be made against the Company on account of such lost, stolen, destroyed or mutilated Note, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

(d)     No course of dealing and no delay or omission on the part of the Holder or the Company in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's or the Company's rights, powers or remedies, as the case may be. No right, power or remedy conferred by this Note upon the Holder or the Company shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently. Any waiver must be in writing.

(e)     If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. This Note may be amended only by a written instrument executed by the Company and the Holder. Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

(f)     If any date specified in this Note as a date for the making of any payment of Principal or interest under this Note falls on a Saturday, Sunday or on a day that is a legal holiday in the State of New York and/ or Greece, then the date for the making of that payment shall be the next subsequent day that is not a Saturday, Sunday or legal holiday.

(g)     This Note shall be governed by and construed in accordance with the laws of the New York City, without giving effect to principles governing conflicts of law.

(h)The Company hereby irrevocably submits to the exclusive jurisdiction of any United

States Federal court over any suit, action or proceeding arising out of or related to the Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and may be enforced inany court to the jurisdiction of which the Company is subject by a suit upon such judgment; provided that service of process is effected upon the Company in the manner permitted by law.

(i)     The parties hereto agree that all monetary amounts set forth herein are referenced in United States dollars, unless otherwise stated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Unsecured Convertible Note to be executed and dated the day and year first above written,

NEWLEAD HOLDINGS LTD.

By:

Name:

Ttle: